Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Plus Therapeutics, Inc.

Austin, Texas

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 5, 2024, relating to the financial statements of Plus Therapeutics, Inc. (the Company), appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in such Prospectus.

/s/ BDO USA, P.C.

Austin, Texas

March 8, 2024